                         COLEMAN WORLDWIDE CORPORATION
                     OFFER TO ACCEPT FOR EXCHANGE FOR CASH
                            ANY AND ALL OUTSTANDING
                LIQUID YIELD OPTION(TM) NOTES DUE MAY 27, 2013
                          (ZERO COUPON-SENIOR SECURED)
                                       AT
                               $343.61 PER $1,000
                          PRINCIPAL AMOUNT AT MATURITY

THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK
 CITY TIME, ON FRIDAY, JUNE 20, 1997, UNLESS THE EXCHANGE OFFER IS EXTENDED.

    Coleman Worldwide Corporation, a Delaware corporation (the 'Company'), hereby offers to accept for exchange for cash, pursuant to the Indenture dated as of May 27, 1993 (the 'Indenture'), between the Company and First Trust National Association, as successor Trustee, any and all of its outstanding Liquid Yield Option(Trademark) Notes due May 27, 2013 (the 'LYONs') at $343.61 per $1,000 principal amount at maturity, net to the exchanging holder of LYONs (a 'Holder'), upon the terms and subject to the conditions set forth herein and in the related Letter of Transmittal (which collectively constitute the 'Exchange Offer'). All LYONs validly surrendered for exchange in the Exchange Offer and not withdrawn will be purchased upon the terms and subject to the conditions of the Exchange Offer.
                            ------------------------

    ANY LYONS REMAINING OUTSTANDING ON MAY 27, 1998 WILL BE REDEEMED ON SUCH DATE (OR AS SOON AS PRACTICABLE THEREAFTER) BY THE COMPANY IN ACCORDANCE WITH THE TERMS OF THE INDENTURE FOR CASH AT A REDEMPTION PRICE OF $343.61 PER $1,000 PRINCIPAL AMOUNT AT MATURITY UNLESS, PRIOR TO THE CLOSE OF BUSINESS ON SUCH DATE, HOLDERS ELECT TO EXCHANGE THEIR LYONS FOR 15.706 SHARES OF COMMON STOCK OF THE COLEMAN COMPANY, INC. PER $1,000 PRINCIPAL AMOUNT AT MATURITY IN ACCORDANCE WITH THE TERMS OF THE INDENTURE. ANY SUCH EXCHANGE WILL BE SUBJECT TO THE COMPANY'S RIGHT TO ELECT TO PAY AN AMOUNT IN CASH EQUAL TO THE THEN MARKET VALUE OF SUCH SHARES OF COMMON STOCK OF THE COLEMAN COMPANY, INC. IN LIEU, IN WHOLE OR IN PART, OF DELIVERING SUCH SHARES. SEE THE INTRODUCTION.

    THE EXCHANGE OFFER IS NOT CONDITIONED UPON ANY MINIMUM AMOUNT OF LYONS BEING SURRENDERED FOR EXCHANGE. THE EXCHANGE OFFER IS SUBJECT TO CERTAIN CONDITIONS. SEE THE EXCHANGE OFFER--SECTION 5.
                           ------------------------

                                   IMPORTANT

    Any Holder desiring to surrender all or any portion of such Holder's LYONs for exchange in the Exchange Offer should either (1) complete the Letter of Transmittal or a facsimile copy thereof in accordance with the instructions in the Letter of Transmittal, mail or deliver it and any other required documents to First Trust National Association (the 'Depositary') at one of its addresses set forth on the back cover of this Offer to Accept LYONs for Exchange for Cash, and either mail or deliver the certificates for such LYONs to the Depositary along with the Letter of Transmittal or deliver such LYONs pursuant to the procedure for book-entry transfer set forth in THE EXCHANGE OFFER--Section 2, or
(2) request such Holder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such Holder. Holders having LYONs registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such person if they desire to surrender their LYONs for exchange. Holders who wish to surrender LYONs for exchange in the Exchange Offer and whose certificates for such LYONs are not immediately available should surrender such LYONs for exchange by following the procedures for guaranteed delivery set forth in THE EXCHANGE OFFER--Section 2.

    The Depositary and the Depository Trust Company ('DTC') have confirmed that the Exchange Offer is eligible for the DTC Automated Tender Offer Program ('ATOP'). Accordingly, DTC participants may electronically submit LYONs for exchange pursuant to the Exchange Offer by causing DTC to transfer LYONs to the Depositary in accordance with DTC's ATOP procedures for transfer. DTC will then send an Agent's Message to the Depositary. See THE EXCHANGE OFFER--SECTION 2.
                           ------------------------

NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY
     HOLDER AS TO WHETHER TO SURRENDER LYONS FOR EXCHANGE OR REFRAIN FROM SURRENDERING LYONS FOR EXCHANGE. EACH HOLDER MUST MAKE SUCH HOLDER'S OWN
            DECISION WHETHER TO SURRENDER LYONS FOR EXCHANGE AND,
                 IF SO, THE AMOUNT OF LYONS TO SURRENDER FOR
                                  EXCHANGE.
                           ------------------------

    The LYONs are exchangeable, at the option of the Holder, at any time on or prior to maturity, unless previously redeemed or otherwise purchased, for shares of common stock of The Coleman Company, Inc. (the 'Coleman Common Stock') at an exchange rate of 15.706 shares of Coleman Common Stock per $1,000 principal amount at maturity, subject to the Company's right to elect to pay an amount in cash equal to the then market value of such shares in lieu, in whole or in part, of delivering such shares of Coleman Common Stock. The LYONs and the Coleman Common Stock are each listed and principally traded on the New York Stock Exchange (the 'NYSE'). On May 5, 1997, the last full trading day prior to the public announcement of the Company's intention to commence the Exchange Offer, the reported closing bid for the LYONs and the reported closing price for the Coleman Common Stock on the NYSE were $30 1/8 per $100 principal amount at maturity and $16 3/8 per share, respectively. On May 22, 1997, the last full trading day prior to the commencement of the Exchange Offer, the reported closing bid for the LYONs and the reported closing price for the Coleman Common Stock on the NYSE were $33 3/4 per $100 principal amount at maturity and $17 per share, respectively. Holders of LYONs are urged to obtain current market quotations for the LYONs and the Coleman Common Stock. See THE EXCHANGE OFFER--Section 6.

    Questions and requests for assistance or for additional copies of this Offer to Accept LYONs for Exchange for Cash, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover page.
                            ------------------------

                 The Dealer Manager for the Exchange Offer is:

                            BEAR, STEARNS & CO. INC.


May 23, 1997                          (TM)Trademark of Merrill Lynch & Co., Inc.
                           ------------------------

 THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS
         OF SUCH TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE
      INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE
                            CONTRARY IS UNLAWFUL.

NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF THE COMPANY AS TO WHETHER HOLDERS SHOULD SURRENDER FOR EXCHANGE OR REFRAIN FROM SURRENDERING FOR EXCHANGE LYONS PURSUANT TO THE EXCHANGE OFFER. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THOSE CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL. IF GIVEN OR MADE, SUCH RECOMMENDATION AND SUCH INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY.

                            ------------------------

                               TABLE OF CONTENTS

INTRODUCTION............................................................................................          1
SPECIAL FACTORS.........................................................................................          3
   1. Going Private.....................................................................................          3
   2. Purpose of the Exchange Offer.....................................................................          3
   3. Fairness of the Exchange Offer....................................................................          4
THE EXCHANGE OFFER......................................................................................          5
   1. Amount of LYONs...................................................................................          5
   2. Procedures for Exchanging LYONs...................................................................          6
   3. Withdrawal Rights.................................................................................          8
   4. Exchange of LYONs and Payment of Exchange Consideration...........................................          8
   5. Certain Conditions of the Exchange Offer..........................................................         10
   6. Price Range of the LYONs and Coleman Common Stock; Interest and Dividends.........................         10
   7. Effects of the Exchange Offer.....................................................................         11
   8. Source and Amount of Funds........................................................................         12
   9. Certain Information Concerning the Company and Coleman............................................         13
  10. Transactions and Arrangements Concerning the LYONs................................................         19
  11. Certain Legal Matters; Regulatory Approvals.......................................................         19
  12. Certain Federal Income Tax Consequences...........................................................         19
  13. Extension of the Surrender Period; Termination; Amendments........................................         20
  14. Fees and Expenses.................................................................................         21
  15. Miscellaneous.....................................................................................         21

To the Holders of Liquid Yield Option(Trademark) Notes due May 27, 2013 of Coleman Worldwide Corporation:

                                  INTRODUCTION

     Coleman Worldwide Corporation, a Delaware corporation (the 'Company'), hereby offers to accept for exchange for cash pursuant to the Indenture dated as of May 27, 1993 (the 'Indenture'), between the Company and First Trust National Association, as successor Trustee, any and all of its outstanding Liquid Yield Option(Trademark) Notes due May 27, 2013 (the 'LYONs') at $343.61 per $1,000 principal amount at maturity, net to the exchanging holder of LYONs (a 'Holder'), upon the terms and subject to the conditions set forth herein and in the related Letter of Transmittal (which collectively constitute the 'Exchange Offer'). The Exchange Offer and withdrawal rights will expire at 12:00 Midnight, New York City time, on Friday, June 20, 1997, unless the Exchange Offer is extended. See THE EXCHANGE OFFER--Sections 5 and 13.

     Holders whose LYONs are exchanged for cash in the Exchange Offer will not be obligated to pay brokerage commissions, solicitation fees or, subject to the Instructions to the Letter of Transmittal, transfer taxes on such exchange. The Company will pay all charges and expenses of Bear, Stearns & Co. Inc., which is acting as the Dealer Manager (the 'Dealer Manager'), First Trust National Association, which is acting as the Depositary (the 'Depositary'), and Kissel-Blake Inc., which is acting as the Information Agent (the 'Information Agent'), incurred in connection with the Exchange Offer.

     ANY LYONS REMAINING OUTSTANDING ON MAY 27, 1998 WILL BE REDEEMED ON SUCH DATE (OR AS SOON AS PRACTICABLE THEREAFTER) BY THE COMPANY IN ACCORDANCE WITH THE TERMS OF THE INDENTURE FOR CASH AT A REDEMPTION PRICE OF $343.61 PER $1,000 PRINCIPAL AMOUNT AT MATURITY UNLESS, PRIOR TO THE CLOSE OF BUSINESS ON SUCH DATE, HOLDERS ELECT TO EXCHANGE THEIR LYONS FOR 15.706 SHARES OF COLEMAN COMMON STOCK PER $1,000 PRINCIPAL AMOUNT AT MATURITY IN ACCORDANCE WITH THE TERMS OF THE INDENTURE. ANY SUCH EXCHANGE WILL BE SUBJECT TO THE COMPANY'S RIGHT TO ELECT TO PAY AN AMOUNT IN CASH EQUAL TO THE THEN MARKET VALUE OF SUCH SHARES OF COMMON STOCK OF THE COLEMAN COMPANY, INC. IN LIEU, IN WHOLE OR IN PART, OF DELIVERING SUCH SHARES.

     THE EXCHANGE OFFER IS NOT CONDITIONED UPON ANY MINIMUM AMOUNT OF LYONS BEING SURRENDERED FOR EXCHANGE. THE EXCHANGE OFFER IS SUBJECT TO CERTAIN CONDITIONS. SEE THE EXCHANGE OFFER--SECTION 5.

     NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY HOLDER AS TO WHETHER TO SURRENDER LYONS FOR EXCHANGE OR REFRAIN FROM SURRENDERING LYONS FOR EXCHANGE. EACH HOLDER MUST MAKE SUCH HOLDER'S OWN DECISION WHETHER TO SURRENDER LYONS FOR EXCHANGE AND, IF SO, THE AMOUNT OF LYONS TO SURRENDER FOR EXCHANGE.

     As of May 22, 1997, the Company had outstanding $561,553,000 principal amount at maturity of LYONs which were held by approximately 86 Holders of record. As of May 22, 1997, no directors or executive officers of the Company owned any LYONs.

     On May 27, 1993, $575,000,000 aggregate principal amount at maturity of

LYONs were issued at a discount at a price of $240.67 per $1,000 principal amount at maturity, or an aggregate of approximately $134,200,000 in net proceeds (before expenses) to the Company. The original issue price of each LYON represents a yield to maturity of 7.25% per annum (computed on a semiannual bond equivalent basis) calculated from May 27, 1993. As of May 22, 1997, the accreted value of the LYONs was $319.67 per $1,000 principal amount at maturity (representing the original issue price of $240.67 per $1,000 principal amount at maturity plus accrued original issue discount to such date). The LYONs, which absent redemption, exchange or other purchase, mature on May 27, 2013, receive no periodic payments of interest and are effectively subordinated to all existing and future liabilities, including indebtedness, of Coleman.

                                      (TM)Trademark of Merrill Lynch & Co., Inc.

     The LYONs are secured by a pledge by the Company of 16,394,810 shares (representing approximately 30.7% of shares outstanding) of common stock, par value $.01 per share (the 'Coleman Common Stock'), of The Coleman Company, Inc. ('Coleman'). Pursuant to the terms of the Indenture, each LYON ($1,000 principal amount at maturity) is exchangeable at the option of the Holder at any time on or prior to maturity or prior to the close of business on a stated redemption date for 15.706 shares of Coleman Common Stock (the 'Indenture Exchange Rate'), subject to the Company's right to elect to pay an amount in cash equal to the then market value of such shares in lieu, in whole or in part, of delivering such shares of Coleman Common Stock. The Indenture Exchange Rate is not adjusted for accrued original issue discount, but is subject to adjusment under certain events affecting the Coleman Common Stock (e.g., stock dividends and stock splits). Upon exchange, the Holder will not receive any cash payments representing accrued original issue discount.

     Holders of any LYONs outstanding on May 27, 1998, the first date the LYONs become redeemable at the option of the Company, have the right to require the Company to purchase such Holders' LYONs at $343.61 per $1,000 principal amount at maturity. In addition, each Holder may, at any time on or prior to maturity, unless previously redeemed or otherwise purchased, exchange such Holder's LYONs in accordance with the terms of the Indenture for shares of Coleman Common Stock at the Indenture Exchange Rate, subject to the Company's right to elect to pay an amount in cash equal to the then market value of such shares in lieu, in whole or in part, of delivering such shares of Coleman Common Stock. However, regardless of whether any Holders exercise such rights to require the Company to purchase such Holders' LYONs, on May 27, 1998 the Company intends to redeem all LYONs remaining outstanding in accordance with the terms of the Indenture for cash at a redemption price of $343.61 per $1,000 principal amount at maturity unless, prior to the close of business on such date, Holders elect to exercise such exchange rights.

     In addition, 35 business days after the occurrence of an Additional Purchase Right Event (as defined below), the LYONs must be purchased solely for cash by the Company, at the option of the Holder, at a purchase price equal to the original issue price plus accrued original issue discount of the LYONs through but excluding the applicable purchase date. Pursuant to the terms of the Indenture, an 'Additional Purchase Right Event' will occur, among other things, if (i) Permitted Holders (defined in the Indenture to include Ronald O. Perelman, his heirs and their affiliates) cease to beneficially own a majority of the voting power and outstanding common stock of the Company, (ii) the

Company ceases to be the holder of record of a majority of the voting power and outstanding Coleman Common Stock, (iii) any debt of the Company or any debt of its wholly-owned subsidiaries is not paid within any applicable grace period after maturity or is accelerated because of a default, (iv) the number of shares of Coleman Common Stock the beneficial owners of which are not affiliates of Coleman falls below 3,000,000 (subject to adjustment under certain circumstances) as a result of purchases of Coleman Common Stock by the Company or any of its affiliates, (v) Coleman or any of its subsidiaries incurs any indebtedness if, after giving effect to such incurrence, Coleman's consolidated ratio of debt to total capitalization would exceed 75%, (vi) the Company's consolidated net worth as of the end of any fiscal quarter falls below specified levels ($70 million at June 30, 1997), (vii) Permitted Holders own any Coleman Common Stock other than through the Company or (viii) Coleman transfers all or substantially all of its assets to any person. As of May 22, 1997, no Additional Purchase Right Event exists.

     On May 5, 1997, the last trading day prior to the public announcement of the Company's intention to commence the Exchange Offer, the reported closing bid for the LYONs and the reported closing price for the Coleman Common Stock on the New York Stock Exchange ('NYSE') were $30 1/8 per $100 principal amount at maturity and $16 3/8 per share, respectively. On May 22, 1997, the last trading day prior to the commencement of the Exchange Offer, the reported closing bid for the LYONs and the reported closing price for the Coleman Common Stock on the NYSE were $33 3/4 per $100 principal amount at maturity and $17 per share, respectively. Prices of the LYONs are quoted on the NYSE in prices per $100 principal amount at maturity. For further information regarding market prices of the LYONs and the Coleman Common Stock, see 'Price Range of LYONs and Coleman Common Stock; Interest and Dividends'. HOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE LYONS AND THE COLEMAN COMMON STOCK. See THE EXCHANGE OFFER--Section 6.

                                SPECIAL FACTORS

     1. Going Private. The Exchange Offer may be deemed a 'going private' transaction subject to Rule 13e-3 promulgated under the Securities Exchange Act of 1934, as amended (the 'Exchange Act'), because the Exchange Offer may have the effect of causing the LYONs to cease to be listed on the NYSE. In connection with the Exchange Offer, the Company has filed with the Securities and Exchange Commission (the 'SEC') a Schedule 13E-3 and a Schedule 13E-4 pursuant to Rules 13e-3 and 13e-4, respectively, under the Exchange Act. See SPECIAL FACTORS--Section 2.

     2. Purpose of the Exchange Offer. The Company is making the Exchange Offer in accordance with its previously announced plan to retire, through exchanges for cash or redemption, all outstanding LYONs on or prior to May 27, 1998 (the 'LYONs Retirement'), the first date the LYONs become redeemable at the option of the Company and the first date Holders of LYONs have the right to require the Company to purchase such Holders' LYONs.

     Pursuant to the terms of the Indenture, the Company could be required to purchase LYONs at the option of Holders on May 27, 1998 for cash at a redemption price of $343.61 per $1,000 principal amount at maturity or on certain dates thereafter at prices stated in the Indenture, or be required, at any time prior to maturity, to exchange Holders' LYONs for shares of Coleman Common Stock at the Indenture Exchange Rate, subject to the Company's right to elect to pay an amount in cash equal to the then market value of such shares in lieu, in whole or in part, of delivering such shares of Coleman Common Stock. In addition, on May 27, 1998, $281,281,000 aggregate principal amount at maturity of Senior Secured Discount Notes (the 'Coleman Holdings Notes') of Coleman Holdings Inc. ('Coleman Holdings'), the sole stockholder of the Company, mature. In light of the foregoing, the Company has commenced the Exchange Offer as the first step towards completion of the LYONs Retirement and the refinancing of the indebtedness of the Company and Coleman Holdings. In furtherance of the foregoing, on May 20, 1997, Coleman Escrow Corp., a newly formed holding company of Coleman Holdings ('Coleman Escrow'), issued $600,475,000 aggregate principal amount at maturity of Senior Secured First Priority Discount Notes due 2001 (the 'First Priority Notes') and $131,560,000 aggregate principal amount at maturity of Senior Secured Second Priority Discount Notes due 2001 (the 'Second Priority Notes' and, collectively with the First Priority Notes, the 'Senior Notes') to fund through capital contributions (i) the LYONs Retirement and (ii) the redemption of the Coleman Holdings Notes (the 'Coleman Holdings Notes Redemption'). The net proceeds from the offerings of the Senior Notes of approximately $455.3 million (the 'Escrowed Funds') was placed in escrow with First Trust National Association, as Escrow Agent, in order to fund the LYONS Retirement and the Coleman Holdings Notes Redemption. On May 22, 1997, Coleman Holdings called the Coleman Holdings Notes for redemption on and as of July 15, 1997 for an aggregate redemption price of approximately $262.2 million. Following the Coleman Holdings Notes Redemption, it is intended that Coleman Holdings will be merged with Coleman Escrow (the 'Coleman Holdings Merger'), and Coleman Escrow will own all of the shares of capital stock of the Company. Following the LYONs Retirement, it is intended that the Company will be merged with Coleman Escrow, with the Company continuing as the surviving corporation of such merger and continuing to own the shares of Coleman Common Stock that are owned by the Company at the time of such merger.

     The LYONs are secured by a pledge by the Company of 16,394,810 shares of Coleman Common Stock owned by it. Upon exchange of a LYON ($1,000 principal amount at maturity) for cash in the Exchange Offer, 15.706 shares of Coleman Common Stock, the number of shares for which each LYON ($1,000 principal amount at maturity) is currently exchangeable, will be released from such pledge. Pursuant to the terms of the escrow account into which the net proceeds from the offerings of the Senior Notes have been deposited simultaneously with the release of the Escrowed Funds from time to time in connection with the LYONs Retirement, the Company is required to pledge the shares of Coleman Common Stock released from the pledge securing any exchanged LYONs to secure the Senior Notes.

     The Exchange Offer provides Holders who are considering a sale of all or a portion of their LYONs with the opportunity to exchange such LYONs for cash at a price in excess of the market price of the LYONs on the date the Exchange Offer was first announced without the usual transaction costs associated with market sales. The Exchange Offer also provides Holders with an opportunity to exchange their LYONs for cash at a price that is in excess of their accreted value, that is in excess of the market value of the Coleman Common Stock for which the LYONs could otherwise have been exchanged on the date the Exchange Offer was first announced and that is equal to the redemption price to be paid on May 27, 1998.

     THIS OFFER TO ACCEPT LYONS FOR EXCHANGE FOR CASH CONSTITUTES IRREVOCABLE WRITTEN NOTICE OF THE COMPANY'S ELECTION, PURSUANT TO THE TERMS OF THE INDENTURE, TO DELIVER CASH IN LIEU OF DELIVERING SHARES OF COLEMAN COMMON STOCK UPON EXCHANGE OF LYONS SURRENDERED IN THE EXCHANGE OFFER.

     If all LYONs are not exchanged for cash pursuant to the Exchange Offer, from time to time following the Expiration Date (as defined below) or the termination of the Exchange Offer, the Company may commence additional offers to exchange LYONs for cash, upon such terms and at such prices as the Company may determine, which may be more or less than the consideration to be paid upon exchange pursuant to the Exchange Offer. Rule 13e-4 under the Exchange Act prohibits the Company and its affiliates from offering to exchange LYONs for cash, other than pursuant to the Exchange Offer, until at least 10 business days after the Expiration Date or the termination of the Exchange Offer. Any possible future offers to exchange LYONs for cash will depend on many factors, including the market price of the LYONs, the results of the Exchange Offer, the Company's business and financial position and general economic and market conditions. As described above, on May 27, 1998 (or as soon as practicable thereafter) the Company intends to redeem any LYONs remaining outstanding in accordance with the terms of the Indenture for cash at a redemption price of $343.61 per $1,000 principal amount at maturity unless, prior to the close of business on such date, Holders elect to exchange their LYONs for 15.706 shares of Coleman Common Stock per $1,000 principal amount at maturity in accordance with the terms of the Indenture. Any such exchange will be subject to the Company's right to elect to pay an amount in cash equal to the then market value of such shares of Coleman Common Stock in lieu, in whole or in part, of delivering such shares.

     NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY HOLDER AS TO WHETHER TO SURRENDER LYONS FOR EXCHANGE OR REFRAIN FROM SURRENDERING LYONS FOR EXCHANGE. EACH HOLDER MUST MAKE SUCH HOLDER'S OWN DECISION WHETHER TO SURRENDER LYONS FOR EXCHANGE AND, IF SO, THE AMOUNT OF LYONS TO SURRENDER FOR EXCHANGE. HOLDERS ARE URGED TO EVALUATE CAREFULLY ALL INFORMATION IN THE EXCHANGE OFFER, CONSULT THEIR OWN INVESTMENT AND TAX ADVISORS AND MAKE THEIR OWN DECISION WHETHER TO SURRENDER THEIR LYONS FOR EXCHANGE, AND, IF SO, THE PRINCIPAL AMOUNT OF LYONS TO SURRENDER FOR EXCHANGE.

     Depending upon the principal amount of LYONs exchanged for cash pursuant to the Exchange Offer, the LYONs remaining outstanding after the Expiration Date, if any, may no longer meet the requirements for continued listing on the NYSE and may, therefore, be delisted from such exchange. If, as a result of the exchange of LYONs for cash pursuant to the Exchange Offer, the LYONs remaining outstanding, if any, no longer meet the listing requirements of the NYSE, the market for the LYONs could be adversely affected. See THE EXCHANGE OFFER--Section 7.

     Both the shares of Coleman Common Stock and the LYONs are currently registered under the Exchange Act. The LYONs, however, are currently eligible for deregistration under the Exchange Act upon application of the Company to the SEC because the number of Holders of record is less than 300. To date, the Company has not elected to deregister the LYONs under the Exchange Act but reserves the right to do so in the future. The Coleman Common Stock will continue to be registered under the Exchange Act following consummation of the Exchange Offer. See THE EXCHANGE OFFER--Section 7.

     3. Fairness of the Exchange Offer. On May 8, 1997, the Company's Board of Directors (the 'Board') unanimously approved the Exchange Offer. The Board concluded that the Exchange Offer is fair to LYON Holders. The Board makes no recommendation, however, to any Holder as to whether to surrender LYONs for exchange or refrain from surrendering LYONs for exchange for cash in the Exchange Offer. Each Holder must make such Holder's own decision whether to surrender such LYONs for exchange for cash in the Exchange Offer, and, if so, the principal amount of LYONs to surrender for exchange. No director or executive officer of the Company owns any LYONs.

     In assessing the fairness of the Exchange Offer, the Board considered, among other things, (i) current and historical market prices for the LYONs and the Coleman Common Stock, (ii) the fact that the Exchange Offer consideration represents a premium of approximately 29% over the market value of the Coleman Common Stock for which the LYONs could otherwise have been exchanged (based on the closing price of the Coleman Common Stock on May 22, 1997), (iii) the fact that the Exchange Offer consideration represents a premium of approximately 15% over the closing bid of the LYONs on May 5, 1997 (the last full day of trading prior to public announcement of the Company's intention to commence the Exchange Offer), (iv) the fact that the Exchange Offer consideration represents a premium of approximately 1.8% over the closing bid of the LYONs on May 22, 1997 (the last full trading day prior to the commencement of the Exchange Offer), (v) the fact that the Exchange Offer consideration represents a premium of approximately 7.5% over the accreted value of the LYONs on May 22, 1997, and (vi) the fact that, although no vote of Holders is required in connection with the Exchange Offer, Holders are not required to surrender their LYONs for exchange in the Exchange Offer. The Board also considered the fact that the Exchange Offer provided Holders the opportunity to receive the May 27, 1998 redemption price almost one year earlier. In addition, the Board took into account that the structure of the Exchange Offer, which permits 15.706 shares of Coleman Common Stock to be released from the pledge securing the LYONs upon exchange of a LYON ($1,000 principal amount at maturity) for cash, making such shares available to be pledged to secure the Senior Notes. See INTRODUCTION and THE EXCHANGE OFFER--Section 6.

     In addition, the Board took note of the fact that on May 27, 1998 (or as soon as practicable thereafter) the Company intends to redeem any LYONs remaining outstanding in accordance with the terms of the Indenture for cash at a redemption price of $343.61 per $1,000 principal amount at maturity unless, prior to the close of business on such date, Holders elect to exchange their LYONs for 15.706 shares of Coleman Common Stock per $1,000 principal amount at maturity in accordance with the terms of the Indenture. Any such exchange will be subject to the Company's right to elect to pay an amount in cash equal to the then market value of such shares of Coleman Common Stock in lieu, in whole or in part, of delivering such shares.

     The Exchange Offer consideration represents a value of approximately $21.88 per share of Coleman Common Stock for which each LYON ($1,000 principal amount at maturity) is currently exchangeable. In determining whether to surrender LYONs for exchange and, if so, the amount of LYONs to surrender for exchange, Holders should consider that the market value of the shares of Coleman Common Stock for which each LYON is exchangeable is subject to fluctuation and that LYONs not exchanged pursuant to the Exchange Offer may be exchanged, at the option of the Holder, for shares of Coleman Common Stock (subject to the Company's right to elect to pay an amount in cash equal to the then market value of such shares, in lieu, in whole or in part, of delivering such shares) at any time prior to the anticipated redemption of any LYONs remaining outstanding on May 27, 1998 (or as soon as practicable thereafter). On May 22, 1997, the reported closing price for the Coleman Common Stock on the NYSE was $17. See THE EXCHANGE OFFER--Section 6.

     In assessing the fairness of the Exchange Offer, the Board considered the foregoing factors collectively and did not assign relative weights to them in reaching its conclusion and did not consider any one factor as decisive.

     The Company has not requested or received any opinion from any outside party as to the fairness of the Exchange Offer or the consideration to be paid to Holders upon exchange of LYONs in the Exchange Offer. The Board urges each Holder to seek the advice of such Holder's own advisors in deciding whether to surrender LYONs for exchange for cash in the Exchange Offer and, if so, the principal amount of LYONs to surrender for exchange.

                               THE EXCHANGE OFFER

     1. Amount of LYONs. The Company will, upon the terms and subject to the conditions of the Exchange Offer and in accordance with the terms of the Indenture, exchange for cash any and all of the outstanding LYONs that are validly surrendered for exchange and not withdrawn prior to the Expiration Date. LYONs must be surrendered for exchange in denominations of $1,000 principal amount at maturity, or in an integral multiple of $1,000. The term 'Expiration Date' means 12:00 Midnight, New York City time, on Friday, June 20, 1997, unless and until the Company, in its sole discretion, shall have extended the period of time during which the Exchange Offer is open, in which event the term 'Expiration Date' shall mean the latest time and date at which the Exchange Offer, as so extended by the Company, shall expire. The Company expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the period of time during which the Exchange Offer is open by giving oral or written notice of such extension to the Depositary. There can be no assurance, however, that the Company will exercise its right to extend the Exchange Offer. For a description of the Company's right to extend the period of time during which the Exchange Offer is open and to terminate, delay or amend the Exchange Offer, see THE EXCHANGE OFFER--Section 13. See also THE EXCHANGE OFFER--Section 5.

     The Exchange Offer is not conditioned upon any minimum amount of LYONs being surrendered for exchange. The Exchange Offer is subject to certain conditions. See THE EXCHANGE OFFER--Section 5.

     If the Company makes a material change in the terms of the Exchange Offer or the information concerning the Exchange Offer or if it waives a material condition of the Exchange Offer, the Company will extend the Exchange Offer to the extent required by applicable law. If a material change occurs in the Exchange Offer, the Company shall make prompt disclosure of that change in a manner reasonably calculated to inform Holders of the change.

     2. Procedures for Exchanging LYONs. To surrender LYONs for exchange pursuant to the Exchange Offer, either:

          (a) a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other documents required by the Letter of Transmittal must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Accept LYONs for Exchange for Cash and either (i) certificates for the LYONs to be surrendered for exchange must be received by the Depositary at one of such addresses, (ii) such LYONs must be delivered pursuant to the procedures for book-entry transfer described below (and a confirmation of such delivery received by the Depositary (a 'Book-Entry Confirmation')) or (iii) an electronic transmission of acceptance causing DTC to transfer LYONs to the Depositary in accordance with DTC's ATOP procedures must be effected, in each case by the Expiration Date; or

          (b) the guaranteed delivery procedure described below must be complied with.

     Submission of a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) to the Depository will constitute completion and delivery of the Exchange Notice required by the Indenture.

     The Depositary will seek to establish accounts with respect to the LYONs at DTC or the Philadelphia Depository Trust Company (collectively referred to as the 'Book-Entry Transfer Facilities') for purposes of the Exchange Offer within two business days after the date of this Offer to Accept LYONs for Exchange for Cash and any financial institution that is a participant in the system of any Book-Entry Transfer Facility may make book-entry delivery of LYONs by causing each Book-Entry Transfer Facility to transfer such LYONs into the Depositary's account in accordance with the procedures of such Book-Entry Transfer Facility. Although delivery of LYONs may be effected through book-entry transfer, the Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or an Agent's Message (as defined below) in connection with a book-entry delivery of LYONs, and any other required documents must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Accept LYONs for Exchange for Cash by the Expiration Date, or the guaranteed delivery procedure described below must be complied with. Delivery of the Letter of Transmittal and any other required documents to a Book-Entry Transfer Facility does not constitute delivery to the Depositary.

     The term 'Agent's Message' means a message, transmitted by a Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility surrendering the LYONs for exchange that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Company may enforce such agreement against the participant.


     The Depositary and DTC have confirmed that the Exchange Offer is eligible for ATOP. Accordingly, DTC participants may electronically surrender LYONs for exchange pursuant to the Exchange Offer by causing DTC to transfer LYONs to the Depositary in accordance with DTC's ATOP procedures for transfer. DTC will then send an Agent's Message to the Depositary.

     Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (each, an 'Eligible Institution'). Signatures on a Letter of Transmittal need not be guaranteed if
(a) the Letter of Transmittal is signed by the registered Holder of the LYONs surrendered for exchange therewith and such registered Holder has not completed either the box entitled 'Special Delivery Instructions' or the box entitled 'Special Payment Instructions' on the Letter of Transmittal or (b) such LYONs are surrendered for exchange for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

     If a LYON is registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or a LYON not accepted for exchange or not surrendered is to be returned, to a person other than the registered Holder(s), then the LYON must be endorsed or accompanied by appropriate bond powers, in either case signed exactly as the name(s) of the registered Holder(s) appear on the LYON, with the signature(s) on such LYON or bond powers guaranteed as described above. See Instructions 1 and 5 of the Letter of Transmittal.

     Unless an exemption applies under applicable law and regulations, the Depositary will be required to withhold, and will withhold, 31% of the gross proceeds otherwise payable to a Holder or other payee pursuant to the Exchange Offer unless the Holder or other payee provides such Holder's taxpayer identification number (social security number or employer identification number) and certifies that such number is correct. Each Holder surrendering LYONs for exchange (and, if applicable, each other payee) should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding, unless an applicable exemption exists and is proven in a manner satisfactory to the Company and the Depositary. See THE EXCHANGE OFFER--Section 4.

     In certain instances, the Depositary will be required to withhold, and will withhold, 30% (or a reduced rate pursuant to a tax treaty) from the amount payable pursuant to the Exchange Offer to a foreign Holder or such Holder's agent. See THE EXCHANGE OFFER--Section 4.

     If a Holder desires to surrender LYONs for exchange pursuant to the Exchange Offer and such Holder's certificates for LYONs are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary by the Expiration Date, such LYONs may nevertheless be surrendered for exchange if all of the following conditions are met:


          (i) such surrender is made by or through an Eligible Institution;

          (ii) a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided by the Company is received by the Depositary (as provided below) by the Expiration Date; and

          (iii) the certificates for such LYONs (or a Book-Entry Confirmation), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer or ATOP transfer, an Agent's Message), and any other documents required by the Letter of Transmittal, are received by the Depositary within three NYSE trading days after the date of execution of the Notice of Guaranteed Delivery.

     The Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice.

     THE METHOD OF DELIVERY OF LYONS, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH A BOOK-ENTRY TRANSFER FACILITY, AND ANY ACCEPTANCE OR AGENT'S MESSAGE TRANSMITTED THROUGH ATOP, IS AT THE OPTION AND RISK OF THE EXCHANGING HOLDER AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF CERTIFICATES FOR LYONS ARE SENT BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED.

     All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for exchange of any LYONs will be determined by the Company, in its sole discretion, which determination shall be final and binding. The Company reserves the absolute right to reject any or all surrenders of LYONs for exchange determined by it not to be in proper form or the acceptance for exchange of LYONs that may, in the opinion of the Company's counsel, be unlawful. The Company also reserves the absolute right to waive any of the conditions of the Exchange Offer or any defect or irregularity in the surrender for exchange of any LYONs of any particular Holder whether or not similar defects or irregularities are waived in the case of other Holders. None of the Company, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in surrenders of LYONs for exchange or incur any liability for failure to give any such notification. The Company's interpretation of the terms and conditions of the Exchange Offer (including the Letter of Transmittal and the Instructions thereto) will be final and binding. Certificates for all LYONs not exchanged will be returned (or, in the case of LYONs delivered by book-entry transfer, such LYONs not exchanged will be credited to the account maintained with one of the Book-Entry Transfer Facilities by the participant therein who so delivered such LYONs) as soon as practicable after the Expiration Date without expense to the Holder.

     3. Withdrawal Rights. Surrenders of LYONs for exchange for cash pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date. Thereafter, such surrenders are irrevocable, except that they may be withdrawn after July 19, 1997 unless theretofore accepted for exchange as provided in this

Offer to Accept LYONs for Exchange for Cash. If the Company extends the period of time during which the Exchange Offer is open, is delayed in accepting for exchange or exchanging the LYONs or is unable to accept for exchange or exchange LYONs pursuant to the Exchange Offer for any reason, then, without prejudice to the Company's rights under the Exchange Offer, the Depositary may, on behalf of the Company, retain all LYONs surrendered for exchange, and such LYONs may not be withdrawn except as otherwise provided in this Section 3, subject to Rule 13e-4(f)(5) under the Exchange Act, which provides that the issuer making the offer shall either pay the consideration offered, or return the securities surrendered, promptly after the termination or withdrawal of an exchange offer.

     To be effective, a written, telegraphic or facsimile transmission notice of withdrawal, or a properly transmitted Agent's Message through ATOP, must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Accept LYONs for Exchange for Cash and must specify the name of the persons who surrendered the LYONs to be withdrawn, the amount of LYONs to be withdrawn and the registered owner of the LYONs to be withdrawn, if different from the name of the person who surrendered the LYONs for exchange. If LYONs to be withdrawn have been delivered to the Depositary by either physical delivery of certificates or book-entry transfer, a signed notice of withdrawal with signatures guaranteed by an Eligible Institution (except in the case of LYONs exchanged by an Eligible Institution) must be surrendered prior to the release of such LYONs. In addition, such notice must specify, in the case of LYONs surrendered for exchange by delivery of certificates, the certificate numbers shown on the particular certificates evidencing the LYONs to be withdrawn or, in the case of LYONs delivered by book-entry transfer, the name and number of the account at one of the Book-Entry Transfer Facilities to be credited with the withdrawn LYONs. Withdrawals may not be rescinded, and LYONs withdrawn will thereafter be deemed not validly surrendered for exchange for purposes of the Exchange Offer. However, withdrawn LYONs may be resurrendered for exchange by again following one of the procedures described in THE EXCHANGE OFFER--Section 2 at any time prior to the Expiration Date.

     All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Company, in its sole discretion, which determination shall be final and binding. None of the Company, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification.

     Questions and requests for assistance may be directed to the Depositary, the Information Agent or the Dealer Manager at their respective addresses and telephone numbers indicated on the back cover page of this Offer to Accept LYONs for Exchange for Cash. Requests for additional copies of this Offer to Accept LYONs for Exchange for Cash, the Letter of Transmittal and other related documents should be directed to the Information Agent or the Dealer Manager.

     4. Exchange of LYONs and Payment of Exchange Consideration. Upon the terms and subject to the conditions of the Exchange Offer, the Company will exchange any and all LYONs properly surrendered for exchange and not withdrawn as soon as practicable after the Expiration Date. For purposes of the Exchange Offer, the Company will be deemed to have exchanged LYONs which are properly surrendered for exchange and not withdrawn when, as and if it gives oral or written notice to the Depositary of its acceptance of such LYONs for exchange pursuant to the Exchange Offer.

     Until the LYONs are exchanged by the Company pursuant to the Exchange Offer, the LYONs will continue to be outstanding and owned of record by Holders surrendering for exchange. Upon acceptance of the LYONs for exchange, the Company will direct the Depositary to deliver the LYONs accepted for exchange to the exchange agent under the Indenture for exchange. At that time, the LYONs will be deemed exchanged by the Company, and thereafter those LYONs will be cancelled and will no longer be considered to be outstanding.

     THIS OFFER TO ACCEPT LYONS FOR EXCHANGE FOR CASH CONSTITUTES IRREVOCABLE WRITTEN NOTICE OF THE COMPANY'S ELECTION, PURSUANT TO THE TERMS OF THE INDENTURE, TO DELIVER CASH IN LIEU OF DELIVERING SHARES OF COLEMAN COMMON STOCK UPON EXCHANGE OF LYONS SURRENDERED IN THE EXCHANGE OFFER.

     Payment for LYONs exchanged pursuant to the Exchange Offer will be made by depositing the aggregate Exchange Offer consideration therefor with the Depositary, which will act as agent for Holders that surrendered LYONs for exchange for the purpose of receiving payment from the Company and transmitting payment to such Holders. Notwithstanding any other provision hereof, payment for LYONs accepted for exchange pursuant to the Exchange Offer will in all cases be made only after timely receipt by the Depositary of certificates for such LYONs (or a Book-Entry Transfer Confirmation), a properly completed and duly executed Letter of Transmittal (or facsimile thereof) or, in the case of a book-entry transfer or ATOP transfer, an Agent's Message, with any required signature guarantees and any other required documents. Except as specifically provided in this Offer to Accept LYONs for Exchange for Cash, under no circumstances will interest be paid on the Exchange Offer consideration, regardless of any delay in making such payment.

     The Company will pay all transfer taxes, if any, payable on the exchange of LYONs pursuant to the Exchange Offer; provided, however, that, if payment of the Exchange Offer consideration is to be made to, or (in the circumstances permitted by the Exchange Offer) if unexchanged LYONs are to be registered in the name of, any person other than the registered Holder, or if certificates surrendered for exchange are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all transfer taxes, if any (whether imposed on the registered Holder or such other person), payable on account of the transfer to such person will be deducted from the Exchange Offer consideration unless evidence satisfactory to the Company of the payment of such taxes or exemption therefrom is surrendered. See Instruction 6 of the Letter of Transmittal.

     Under the Federal income tax backup withholding rules, unless an exemption applies, 31% of the gross proceeds payable to a Holder or other payee pursuant to the Exchange Offer must be withheld and remitted to the United States Treasury, unless the Holder or other payee provides such Holder's taxpayer identification number (employer identification number or social security number) to the Depositary and certifies that such number is correct. Therefore, unless such an exemption exists and is proven in a manner satisfactory to the Depositary, each Holder surrendering LYONs for exchange should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding. Certain Holders (including, among others, all corporations and certain foreign persons) are not subject to backup withholding. In order for a foreign person to qualify for an exemption, that Holder must submit a statement, signed under penalties of perjury, attesting to that individual's exempt status. Such statements can be obtained from the Depositary. See Instruction 8 of the Letter of Transmittal. Backup withholding is not an additional tax; any amounts so withheld may be credited against the United States Federal income tax liability of the Holder, or refunded if the amounts withheld exceed such liability.

     The Company may be required to withhold Federal income tax at a rate of 30% from the proceeds payable pursuant to the Exchange Offer to a Holder (or such Holder's agent) who is, or holds LYONs on behalf of, a foreign beneficial owner (a 'Foreign Holder') to the extent such proceeds constitute accrued original issue discount, unless the Foreign Holder properly files a Form W-8 on behalf of the beneficial owner or unless a reduced rate of withholding is applicable as described below. For this purpose, a Foreign Holder is any beneficial owner of LYONs that is not (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States, or (iii) an estate or trust, the income of which is subject to United States Federal income taxation regardless of its source. A Foreign Holder will be exempt from withholding if (i) the Foreign Holder provides a properly executed Form W-8 (or a substitute Form W-8) to the Depositary certifying as to such Foreign Holder's non-United States status, (ii) such Foreign Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote and (iii) such Foreign Holder is not a controlled foreign corporation related to the Company through stock ownership. Alternatively, a Foreign Holder may claim a reduced rate or exemption from withholding on the grounds that such proceeds paid pursuant to the Exchange Offer are eligible for a reduced withholding rate or are exempt under a tax treaty, or are exempt because such proceeds are effectively connected with the conduct of a trade or business within the United States, by delivering to the Depositary a properly executed statement claiming such reduced rate or exemption. Such statements can be obtained from the Depositary. See Instruction 8 of the Letter of Transmittal. A Foreign Holder may be eligible to file for a refund of such tax or a portion of such tax if such Foreign Holder is entitled to a reduced rate of withholding and the Company withheld at a higher rate. Foreign Holders are urged to consult their own tax advisors regarding the application of United States Federal income tax withholding, including eligibility for a withholding tax reduction or exemption and the refund procedure.

     5. Certain Conditions of the Exchange Offer. Notwithstanding any other provision of the Exchange Offer, and in addition to (and not in limitation of) the Company's right to extend or amend the Exchange Offer at any time in its sole discretion, the Company will not be required to accept for exchange or exchange any LYONs surrendered for exchange, and may terminate or amend the Exchange Offer or may postpone (subject to the requirements of the Exchange Act for prompt payment for or return of LYONs) the acceptance for exchange of, and the exchange of LYONs surrendered for exchange, if at any time on or after May 23, 1997 and before the Expiration Date any of the following shall have occurred

(or shall have been determined by the Company in its sole discretion to have occurred):

          (a) there shall have been threatened, instituted or pending any action or proceeding by any government or governmental, regulatory or administrative agency or authority or tribunal or any other person, domestic or foreign, or before any court, authority, agency or tribunal, domestic or foreign, which challenges the making of the Exchange Offer, the exchange of some or all of the LYONs for cash pursuant to the Exchange Offer or otherwise relates in any manner to the Exchange Offer;

          (b) there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Exchange Offer, Coleman or the Company or any of its subsidiaries, by any court or any authority, agency or tribunal, domestic or foreign, which, in the Company's sole judgment, would or might, directly or indirectly:

             (i) make the acceptance for exchange or exchange of some or all of the LYONs illegal or otherwise restrict or prohibit consummation of the Exchange Offer; or

             (ii) delay or restrict the ability of the Company, or render the Company unable, to accept for exchange or exchange some or all of the LYONs; or

          (c) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities quoted on any national securities exchange or on the Nasdaq; (ii) commencement of a war, armed hostilities or other international or national emergency; (iii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States; or (iv) any limitation (whether or not mandatory) by any United States governmental authority on the extension of credit generally by banks or other financial institutions;

and, in the reasonable judgment of the Company, in any such case and regardless of the circumstances (including any action or inaction by the Company) giving rise to such condition, such event makes it inadvisable to proceed with the Exchange Offer or with such acceptance for exchange, exchange or payment.

     The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances (including any action or inaction by the Company) giving rise to any such condition, and any such condition may be waived by the Company, in whole or in part, at any time and from time to time in its sole discretion. The Company's failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts or circumstances; and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by the Company concerning the events described above will be final and binding on all parties.

     6. Price Range of the LYONs and Coleman Common Stock; Interest and

Dividends. The LYONs are listed and traded on the NYSE under the symbol 'CLNFF'. The Coleman Common Stock is listed and principally traded on the NYSE under the symbol 'CLN' and has unlisted trading privileges on the Midwest Stock Exchange and the Pacific Stock Exchange. The following table sets forth, for each period shown, the range of high and low sales prices of the LYONs and the Coleman Common Stock as reported on the NYSE Composite Tape. The Coleman Common Stock price has been adjusted retroactively for a June 1996 stock split effected in the form of a dividend of one share of Coleman Common Stock for each outstanding share of Coleman Common Stock.

                                                                                                   COLEMAN
                                                                                LYONS           COMMON STOCK
                                                                            PRICE RANGE*         PRICE RANGE
                                                                            -------------       -------------
                                                                            HIGH      LOW       HIGH      LOW
                                                                            ----      ---       ----      ---
1995
  1st Quarter............................................................   $30 3/4   $25 3/4    $19 15/16 $16 1/4
  2nd Quarter............................................................    30 1/4    27 1/2     19 1/8    15 1/2
  3rd Quarter............................................................    32        28 3/4     19 9/16   17 11/16
  4th Quarter............................................................    30 1/4    28         18 3/4    16 3/8
1996
  1st Quarter............................................................    40        28         26        16 5/16
  2nd Quarter............................................................    37        31 1/2     23 1/4    19 13/16
  3rd Quarter............................................................    34        28 3/4     21 5/8    13 3/4
  4th Quarter............................................................    29 3/4    28         15 1/4    11 3/4
1997
  1st Quarter............................................................    30 1/4    27 1/2     16 1/8    11 1/2
  2nd Quarter (through May 22, 1997).....................................    34 1/8    28 3/8     19 1/8    12 7/8

------------------
* Prices of LYONs are quoted on the NYSE in prices per $100 principal amount at maturity. For example, a price of $26 1/2 is equivalent to $265.00 per $1,000 principal amount at maturity.

     On May 5, 1997, the last full trading day prior to the public announcement of the Company's intention to commence the Exchange Offer, the reported closing bid for the LYONs and the reported closing price for the Coleman Common Stock on the NYSE were $30 1/8 per $100 principal amount at maturity and $16 3/8 per share, respectively. On May 22, 1997, the last trading day prior to the commencement of the Exchange Offer, the reported closing bid for the LYONs and the reported closing price for the Coleman Common Stock on the NYSE were $33 3/4 per $100 at maturity principal amount and $17 per share, respectively. Holders are urged to obtain current market quotations for the LYONs and the Coleman Common Stock.

     The LYONs were issued at $240.67 per $1,000 principal amount at maturity, a substantial discount from their principal amount due at maturity. The Company makes no periodic payments of interest on the LYONs.

     As of May 22, 1997, Coleman had approximately 53,357,996 million shares of Coleman Common Stock outstanding, 44,067,520 (which represent approximately 83% of the outstanding Coleman Common Stock) of which are held by the Company.

     Coleman has not declared a cash dividend on the Coleman Common Stock subsequent to its initial public offering on March 4, 1992. The declaration and payment of dividends are subject to the discretion of the Board of Directors of Coleman and subject to certain limitations under Delaware law, and is also limited by the terms of Coleman's existing bank credit facility. The timing, amount and form of dividends, if any, will depend, among other things, on Coleman's results of operations, financial condition, cash requirements and other factors deemed relevant by the Board of Directors of Coleman.

     7. Effects of the Exchange Offer. Depending upon the principal amount of LYONs exchanged for cash pursuant to the Exchange Offer, the LYONs remaining outstanding after the Expiration Date, if any, may no longer meet the requirements for continued listing on the NYSE and may, therefore, be delisted from such exchange. Published guidelines for the NYSE indicate that the NYSE would consider delisting if the aggregate market value or principal amount of publicly held LYONs is reduced to less than $1 million. In addition, the LYONs would be delisted from the NYSE if they were no longer registered under the Exchange Act.

     It is possible that even if the LYONs were to be delisted from the NYSE, the LYONs remaining outstanding, if any, would continue to trade on another securities exchange or in the over-the-counter market and that quotations would continue to be reported through such exchange or through the National Association of Securities Dealers or other sources. The continuation of such trading and the continued availability of such quotations would depend, however, upon a number of factors, including the number of Holders remaining at such time, the interest in maintaining a market in the LYONs on the part of securities firms and the possible termination of registration under the Exchange Act as described below.

     If, as a result of the exchange of LYONs for cash pursuant to the Exchange Offer, the LYONs remaining outstanding, if any, no longer meet the listing requirements of the NYSE, the market for the LYONs could be adversely affected, and there can be no assurance that any trading market for the LYONs will exist after consummation of the Exchange Offer. An issue of securities with a smaller outstanding market value available for public trading (the 'float') may command a lower price than would a comparable issue of securities with a greater float. Therefore, the market price for LYONs that are not exchanged pursuant to the Exchange Offer may be adversely affected to the extent that the amount of LYONs exchanged pursuant to the Exchange Offer reduces the float.

     Both the shares of the Coleman Common Stock and the LYONs are currently registered under the Exchange Act, which requires, among other things, the

Company to comply with certain reporting requirements contained in the Exchange Act. The LYONs, however, are currently eligible for deregistration under the Exchange Act upon application of the Company to the SEC because the number of Holders of record is less than 300. To date, the Company has not elected to deregister the LYONs under the Exchange Act but reserves the right to do so in the future. Termination of the registration of the LYONs under the Exchange Act would substantially reduce the information required to be furnished by the Company to the SEC, although, pursuant to the terms of the Indenture, the Company would be required to continue to provide the Trustee with reports containing substantially the same information as would have been required to be filed with the SEC had the Company continued to be subject to the Exchange Act reporting requirements. If registration of the LYONs under the Exchange Act were to be terminated, the LYONs would no longer be eligible for NYSE or other national securities exchange listing or Nasdaq reporting. The Coleman Common Stock will continue to be registered under the Exchange Act following consummation of the Exchange Offer.

     The LYONs and the Coleman Common Stock are currently 'margin securities' under the rules of the Federal Reserve Board, which has the effect, among other things, of allowing brokers to extend credit on the collateral of the LYONs and the Coleman Common Stock. Following the purchase of LYONs pursuant to the Exchange Offer, the LYONs (if any remain outstanding after the Exchange Offer and until such time as any such outstanding LYONs are redeemed, which is expected to occur on May 27, 1998 or as soon as practicable thereafter) and the Coleman Common Stock will continue to be 'margin securities' for purposes of the Federal Reserve Board's margin regulations. However, if registration of the LYONs under the Exchange Act were terminated, the LYONs would no longer be 'margin securities' under the Rules of the Federal Reserve Board.

     8. Source and Amount of Funds. Assuming that all outstanding LYONs are exchanged for cash pursuant to the Exchange Offer, the total amount of funds required by the Company to consummate the Exchange Offer, and to pay related fees and expenses, is estimated to be approximately $194.0 million. The funds used to consummate the exchange of LYONs for cash pursuant to the Exchange Offer are expected to be provided through a capital contribution from Coleman Escrow. Coleman Escrow intends to fund such capital contribution with a portion of the Escrowed Funds obtained from the offerings of the Senior Notes. See SPECIAL FACTORS--Section 2.

     The First Priority Notes originally were issued at an issue price of $649.49 per $1,000 principal amount at maturity. The Second Priority Notes originally were issued at an issue price of $608.12 per $1,000 principal amount at maturity. The original issue price of (i) each First Priority Note represents a yield to maturity of 11.18% per annum and (ii) each Second Priority Note represents a yield to maturity of 12.78% per annum, in each case calculated on a semiannual basis from May 20, 1997. No periodic payments of interest will be made on the Senior Notes.

     The Senior Notes are (i) prior to the Coleman Holdings Merger, secured by a pledge of all of the shares of capital stock of Coleman Holdings, (ii) guaranteed on a non-recourse basis by the Company (the 'Non-Recourse Guaranty'), which Non-Recourse Guaranty has initially been secured by a pledge of 522,710 shares of Coleman Common Stock that were available to be pledged and, simultaneously with the Coleman Holdings Notes Redemption, will also be secured by a pledge of the 26,000,000 shares of Coleman Common Stock currently pledged to secure the Coleman Holdings Notes, and (iii) simultaneously with the Coleman Holdings Notes Redemption, will be secured by a pledge of all of the shares of capital stock of the Company. In addition, simultaneously with any release of Escrowed Funds from time to time in connection with the LYONs Retirement, the Non-Recourse Guaranty will also be secured by the shares of Coleman Common Stock for which such exchanged LYONs are exchangeable that are released from the pledge to secure any exchanged LYONs. Upon consummation of the Coleman Holdings Notes Redemption and the LYONs Retirement, the Senior Notes will be secured by a pledge of 44,067,520 shares of Coleman Common Stock, less any shares of Coleman Common Stock delivered upon exchange of LYONs.

     Coleman Escrow currently anticipates that in order to pay the principal amount at maturity of the Senior Notes, it will be required to adopt one or more alternatives, such as seeking capital contributions or loans from its affiliates, refinancing its indebtedness or selling its equity securities or the equity securities or assets of Coleman. However, no determination has been made by Coleman Escrow as to which alternatives it will pursue to pay the principal amount at maturity of the Senior Notes.

9. Certain Information Concerning the Company and Coleman.

  Description of the Company's Business

     The Company is a holding company formed in March 1993. Its only significant asset consists of 44,067,520 shares of Coleman Common Stock (which represent approximately 83% of the outstanding shares of Coleman Common Stock). The Company has no operations of its own. The Company is an indirect wholly owned subsidiary of Mafco Holdings Inc., a corporation wholly owned by Ronald O. Perelman. Information regarding Mr. Perelman's business address, principal occupation or employment and five-year employment history is set forth in
Schedule I hereto. The LYONs are not guaranteed by Coleman or by any other affiliate of the Company. The Company's principal executive office is located at 1767 Denver West Boulevard, Golden, Colorado 80401.

     The name, citizenship, business address, principal occupation or employment and five-year employment history for each of the directors and executive officers of the Company and certain other information are set forth in Schedule I hereto.

  Description of Coleman's Business

     Coleman is a leading manufacturer and marketer of consumer products for the outdoor recreation and hardware markets on a global basis. Coleman's products have been sold domestically and internationally under the Coleman brand name since the 1920s. Coleman participates in two primary markets, outdoor recreation and hardware. Coleman's principal outdoor recreation products include a comprehensive line of lanterns and stoves for outdoor recreational use, fuel-related products such as disposable fuel cartridges, a broad range of coolers and jugs, sleeping bags, backpacks, tents, outdoor folding furniture, portable electric lights, spas, camping accessories and other products for recreational use. Coleman's principal hardware products include portable generators, portable and stationary air compressors, and safety and security products such as smoke alarms, carbon monoxide detectors and thermostats. Coleman's principal executive office is located at 1767 Denver West Boulevard, Golden, Colorado 80401.

  Summary Historical Financial Information of the Company

     Set forth below is certain summary historical financial information relating to the Company and its respective subsidiaries for the three months ended March 31, 1997 and March 31, 1996, and the years ended December 31, 1996 and December 31, 1995. Due to the Company's approximate 83% ownership of Coleman, the financial statements of the Company include the accounts of Coleman and its subsidiaries after elimination of all material intercompany accounts and transactions. Minority interest primarily represents the minority stockholders' proportionate share of the results of operations and equity of Coleman. The information relating to the Company and its subsidiaries was derived from (i) the unaudited consolidated financial statements included in the Company's Quarterly Report on Form 10-Q for the quarters, ended March 31, 1997 and March 31, 1996 (the 'Company 10-Qs'), and (ii) the audited consolidated financial statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 1996 (the 'Company 10-K'). Copies of the Company's audited consolidated financial statements for the years ended December 31, 1996 and December 31, 1995 have been filed as an exhibit to the Schedule 13E-4 and the
Schedule 13E-3 filed by the Company with the SEC in connection with the Exchange Offer. The summary financial information which follow is qualified in its entirety by reference to the Company 10-Qs and the Company 10-K and all of the financial statements and related notes contained therein, which are incorporated by reference herein. Copies of the Company 10-Qs and the Company 10-K may be obtained as set forth in Section 15. The statements of operations data for the three-month periods ended March 31, 1997 and March 31, 1996 are unaudited; however, in the opinion of management of the Company all adjustments (consisting only of normal recurring accruals) necessary for a fair statement of the results of operations for the three-month periods ended March 31, 1997 and March 31, 1996 have been included. Results for the interim periods are not necessarily indicative of results for the full year.

                 COLEMAN WORLDWIDE CORPORATION AND SUBSIDIARIES
                         SUMMARY FINANCIAL INFORMATION
                                  (UNAUDITED)
                             (DOLLARS IN THOUSANDS)

                                                                 THREE MONTHS ENDED             YEAR ENDED
                                                                     MARCH 31,                 DECEMBER 31,
                                                              ------------------------    ----------------------
                                                                 1997          1996          1996         1995
                                                              ----------    ----------    ----------    --------
STATEMENTS OF OPERATIONS DATA:
  Net Revenues.............................................   $  295,464    $  273,560    $1,220,216    $933,574
  Cost of sales(a).........................................      214,422       192,594       928,497     649,427
                                                              ----------    ----------    ----------    --------
  Gross profit.............................................       81,042        80,966       291,719     284,147
  Selling, general and administrative expenses(a)..........       65,923        46,776       291,862     174,870
  Asset impairment charge(b)...............................           --            --            --      12,289
  Interest expense, net....................................       13,854        11,056        50,767      35,930
  Amortization of goodwill and deferred charges............        3,010         2,392        11,056       8,309
  Other (income) expense, net..............................          271        (2,721)       (1,604)        283
                                                              ----------    ----------    ----------    --------
  Earnings (loss) before income taxes, minority interest
     and extraordinary item................................       (2,016)       23,463       (60,362)     52,466
  Income tax (benefit) expense(a)..........................         (775)        8,692       (14,753)     19,861
  Minority interest in earnings of Camping Gaz.............          112            --         1,872          --
  Minority Interest in earnings (loss) of Coleman..........          120         2,535        (7,262)      6,696
                                                              ----------    ----------    ----------    --------
  Earnings (loss) before extraordinary item................       (1,473)       12,236       (40,219)     25,909
  Extraordinary loss on early extinguishment of debt, net
     of income taxes.......................................           --          (582)       (1,244)       (787)
                                                              ----------    ----------    ----------    --------
  Net (loss) earnings......................................   $   (1,473)   $   11,654    $  (41,463)   $ 25,122
                                                              ----------    ----------    ----------    --------
                                                              ----------    ----------    ----------    --------
BALANCE SHEET DATA (AT PERIOD END):
  Total Assets.............................................   $1,253,432    $1,084,562    $1,206,449    $906,389
  Long-term debt (including current portion)...............      746,500       645,994       758,207     520,691
  Minority interest........................................       44,598        52,390        45,088      49,266
  Total stockholder's equity...............................       60,308       113,711        62,668     101,673
PER SHARE DATA:
  Book value per common share..............................   $     60.3    $    113.7    $     62.7    $  101.7
RATIO OF EARNINGS TO FIXED CHARGES.........................           (c)         2.90x           (c)       2.25x

------------------
(a) During 1996, Coleman recorded restructuring and certain other charges totaling $52,516, net of tax. Cost of sales includes a pre-tax charge of $44,005, selling, general and administrative expenses include a pre-tax charge of $30,195, and the provision for income tax benefit includes $21,684 of net tax benefits resulting from these charges.


(b) Asset impairment charge reflects primarily the non-recurring charge taken in connection with the adoption of Statement on Financial Accounting Standards No. 121.

(c) The deficiency of earnings to fixed charges was $60,362 and $2,016 for the year ended December 31, 1996 and the three months ended March 31, 1997, respectively.

  SUMMARY HISTORICAL FINANCIAL INFORMATION OF COLEMAN

     Set forth below is certain summary historical financial information relating to Coleman and its respective subsidiaries. Minority interest primarily represents the minority stockholders' proportionate share of results of operations and equity of Coleman. The summary historical information consists of summary information relating to the three months ended March 31, 1997 and March 31, 1996, and the years ended December 31, 1996 and December 31, 1995. The information relating to Coleman and its subsidiaries was derived from (i) the unaudited consolidated financial statements included in Coleman's Quarterly Reports on Form 10-Q for the quarter ended

March 31, 1997 and March 31, 1996 (the 'Coleman 10-Qs'), and (ii) the audited consolidated financial statements included in Coleman's Annual Report on Form 10-K for the year ended December 31, 1996 (the 'Coleman 10-K'). Copies of Coleman's audited consolidated financial statements for the years ended December 31, 1996 and December 31, 1995 have been filed as an exhibit to the Schedule 13E-4 and the Schedule 13E-3 filed by the Company with the SEC in connection with the Exchange Offer. The summary financial information which follows is qualified in its entirety by reference to the Coleman 10-Qs and the Coleman 10-K and all of the financial statements and related notes contained therein, which are incorporated by reference herein. Copies of the Coleman 10-Qs and the Coleman 10-K may be obtained as set forth in Section 15. The statements of operations data for the three-month periods ended March 31, 1997 and March 31, 1996 are unaudited; however, in the opinion of management of Coleman all adjustments (consisting only of normal recurring accruals) necessary for a fair statement of the results of operations for the three-month periods ended March 31, 1997 and March 31, 1996 have been included. Results for the interim periods are not necessarily indicative of results for the full year.

                   THE COLEMAN COMPANY, INC. AND SUBSIDIARIES
                         SUMMARY FINANCIAL INFORMATION
                                  (UNAUDITED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                 THREE MONTHS ENDED             YEAR ENDED
                                                                     MARCH 31,                 DECEMBER 31,
                                                              ------------------------    ----------------------
                                                                 1997          1996          1996         1995
                                                              ----------    ----------    ----------    --------

STATEMENTS OF OPERATIONS DATA:
  Net Revenues.............................................   $  295,464    $  273,560    $1,220,216    $933,574
  Cost of sales(a).........................................      214,422       192,594       928,497     649,427
                                                              ----------    ----------    ----------    --------
  Gross profit.............................................       81,042        80,966       291,719     284,147
  Selling, general and administrative expenses(a)..........       65,873        46,737       291,669     174,688
  Asset impairment charge(b)...............................           --            --            --      12,289
  Interest expense, net....................................       10,712         8,081        38,727      24,545
  Amortization of goodwill and deferred charges............        2,865         2,247        10,473       7,745
  Other expense, net.......................................          271            30         1,151         334
                                                              ----------    ----------    ----------    --------
  Earnings (loss) before income taxes, minority interest
     and extraordinary item................................        1,321        23,871       (50,301)     64,546
  Income tax (benefit) expense(a)..........................          510         8,832       (10,927)     24,479
  Minority interest in earnings of Camping Gaz.............          112            --         1,872          --
                                                              ----------    ----------    ----------    --------
  Earnings (loss) before extraordinary item................          699        15,039       (41,246)     40,067
  Extraordinary loss on early extinguishment of debt, net
     of income taxes.......................................           --            --          (647)       (787)
                                                              ----------    ----------    ----------    --------
  Net (loss) earnings......................................   $      699    $   15,039    $  (41,893)   $ 39,280
                                                              ----------    ----------    ----------    --------
                                                              ----------    ----------    ----------    --------

BALANCE SHEET DATA (AT PERIOD END):
  Total assets.............................................   $1,205,062    $1,019,589    $1,160,086    $844,487
  Long-term debt (including current portion)...............      568,764       480,364       583,613     355,257
  Minority interest........................................        1,549            --         1,608          --
  Total stockholders' equity...............................      249,977       306,490       252,945     292,342

PER SHARE DATA:
  (Loss) earnings per common share before extraordinary
     items.................................................   $     0.01    $     0.28    $    (0.78)   $   0.75
  Book value per common share..............................         4.70          5.77          4.75        5.50

RATIO OF EARNINGS TO FIXED CHARGES.........................         1.10x         3.56x           (c)       3.13x

                                                        (Footnotes on next page)

(Footnotes from previous page)

------------------
(a) During 1996, Coleman recorded restructuring and certain other charges totaling $52,516, net of tax. Cost of sales includes a pre-tax charge of $44,005, selling, general and administrative expenses include a pre-tax charge of $30,195, and the provision for income tax benefit includes $21,684 of net tax benefits resulting from these charges.

(b) Asset impairment charge reflects primarily the non-recurring charge taken in connection with the adoption of Statement on Financial Accounting Standards No. 121.


(c) The deficiency of earnings to fixed charges was $50,301 for the year ended December 31, 1996.

  PRO FORMA FINANCIAL INFORMATION

     The following unaudited summary pro forma consolidated condensed statements of operations data for the three months ended March 31, 1997 and the year ended December 31, 1996 give pro forma effect to the contribution by Coleman Escrow to the Company of $194.0 million and the use of such funds to exchange all outstanding LYONs for cash pursuant to the Exchange Offer and to pay related fees and expenses (collectively, the 'Transaction'), in each case, as if the Transaction had been consummated on January 1, 1996, and the pro forma consolidated balance sheet data as of March 31, 1997 and December 31, 1996 give pro forma effect to the Transaction as if the Transaction had been consummated on March 31, 1997 and December 31, 1996, respectively. The pro forma financial information assumes that all outstanding LYONs are exchanged for cash in the Exchange Offer. The pro forma adjustments are based upon available information and certain assumptions that management of the Company believes are reasonable under the circumstances. The summary pro forma financial data do not purport to represent the results of operations or the financial position of the Company and its subsidiaries that actually would have occurred had the Transaction been consummated on the aforesaid dates. Following the LYONs Retirement and the Coleman Holdings Notes Redemption, the Company will be merged with Coleman Escrow, with the Company continuing as the surviving corporation in such merger.

     The summary pro forma financial data should be read in conjunction with the historical consolidated financial information in the consolidated financial statements contained in the Company 10-Qs and the Company 10-K.

                 COLEMAN WORLDWIDE CORPORATION AND SUBSIDIARIES
                     PRO FORMA CONSOLIDATED BALANCE SHEETS
                                  (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                        MARCH 31, 1997                            DECEMBER 31, 1996
                                            ---------------------------------------    ---------------------------------------
                                              ACTUAL     ADJUSTMENTS     PRO FORMA       ACTUAL     ADJUSTMENTS     PRO FORMA
                                            ----------   -----------     ----------    ----------   -----------     ----------
Current Assets:
  Cash and cash equivalents...............  $   12,866    $ 193,955 (1)  $   12,866    $   17,299    $ 193,955 (1)  $   17,299
                                                           (193,955)(2)                               (193,955)(2)
  Accounts and notes receivable, net......     271,617                      271,617       209,942                      209,942
  Inventories.............................     288,166                      288,166       287,502                      287,502
  Deferred tax assets.....................      39,895                       39,895        40,466                       40,466
  Prepaid assets and other................      16,611                       16,611        14,885                       14,885
                                            ----------   -----------     ----------    ----------   -----------     ----------
     Total current assets.................     629,155                      629,155       570,094                      570,094
Property, plant and equipment, net........     194,739                      194,739       199,182                      199,182
Intangible assets related to business
  acquired, net...........................     341,907                      341,907       349,761                      349,761
Note receivable affiliate.................      47,739                       47,739        54,739                       54,739
Deferred tax assets and other.............      39,892       (5,043)(2)      34,849        32,673       (5,121)(2)      27,552
                                            ----------   -----------     ----------    ----------   -----------     ----------
                                            $1,253,432    $  (5,043)     $1,248,389    $1,206,449    $  (5,121)     $1,201,328
                                            ----------   -----------     ----------    ----------   -----------     ----------
                                            ----------   -----------     ----------    ----------   -----------     ----------
Current Liabilities:
  Accounts and notes payable..............  $  194,462                   $  194,462    $  132,841                   $  132,841
  Other current liabilities...............     115,902                      115,902       113,691                      113,691
                                            ----------   -----------     ----------    ----------   -----------     ----------
     Total current liabilities............     310,364                      310,364       246,532                      246,532
Long-term debt............................     745,770     (177,736)(2)     568,034       757,460     (174,594)(2)     582,866
Income taxes payable--affiliate...........      16,681       (8,079)(2)       8,602        18,528       (9,303)(2)       9,225
Other liabilities.........................      75,711                       75,711        76,173                       76,173
Minority interest.........................      44,598                       44,598        45,088                       45,088
Stockholder's equity......................      60,308      (13,183)(2)     241,080        62,668      (15,179)(2)     241,444
                                                            193,955 (1)                                193,955 (1)
                                            ----------   -----------     ----------    ----------   -----------     ----------
                                            $1,253,432    $  (5,043)     $1,248,389    $1,206,449    $  (5,121)     $1,201,328
                                            ----------   -----------     ----------    ----------   -----------     ----------
                                            ----------   -----------     ----------    ----------   -----------     ----------

------------------

(1) Reflects the capital contribution by Coleman Escrow to the Company.

(2) Reflects the LYONs Retirement at the Exchange Offer price of $343.61 per $1,000 principal amount of LYONs. Stockholder's equity reflects the extraordinary loss, net of taxes, representing the write-off of deferred charges related to the LYON's, expenses related to the Exchange Offer, and the premium of the Exchange Offer price over the accreted value of the LYONs.

           PRO FORMA CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                 THREE MONTHS ENDED MARCH 31, 1997           YEAR ENDED DECEMBER 31, 1996
                                              ---------------------------------------    -------------------------------------
                                                ACTUAL     ADJUSTMENTS     PRO FORMA       ACTUAL     ADJUSTMENTS   PRO FORMA
                                              ----------   -----------     ----------    ----------   -----------   ----------
Net revenues................................  $  295,464    $              $  295,464    $1,220,216    $            $1,220,216
Cost of sales...............................     214,422                      214,422       928,497                    928,497
                                              ----------   -----------     ----------    ----------   -----------   ----------
Gross profit................................      81,042                       81,042       291,719                    291,719
Selling, general and administrative
  expenses..................................      65,923                       65,923       291,862                    291,862
Interest expense, net.......................      13,854       (3,142)(1)      10,712        50,767      (12,051)(1)    38,716
Amortization of goodwill and deferred
  charges...................................       3,010          (78)(1)       2,932        11,056         (313)(1)    10,743
Other income, net...........................         271                          271        (1,604)                    (1,604)
                                              ----------   -----------     ----------    ----------   -----------   ----------
Earnings (loss) before income taxes,
  minority interest and extraordinary item..      (2,016)       3,220           1,204       (60,362)      12,364       (47,998)
Provision (benefit) for income taxes........        (775)       1,224 (2)         449       (14,753)       4,698 (2)   (10,055)
Minority interest...........................         232                          232        (5,390)                    (5,390)
                                              ----------   -----------     ----------    ----------   -----------   ----------
Earnings before extraordinary item..........  $   (1,473)   $   1,996      $      523    $  (40,219)   $   7,666    $  (32,553)
                                              ----------   -----------     ----------    ----------   -----------   ----------
                                              ----------   -----------     ----------    ----------   -----------   ----------

------------------

(1) Reflects the elimination of interest expense and amortization of deferred financing costs relating to the LYONs. To the extent that not all LYONs are exchanged in the Exchange Offer, the Company will continue to incur interest expense on the outstanding principal amount of the LYONs not exchanged at a rate of 7.25%.

(2) Reflects the tax effects of the pro forma adjustments.

     10. Transactions and Arrangements Concerning the LYONs. Except as described in this Offer to Accept LYONs for Exchange for Cash or as set forth on
Schedule II hereto, (i) neither the Company nor, to the Company's knowledge, any of the persons listed in Schedule I hereto, any associate or subsidiary of any of the foregoing, any executive officer or director of any such subsidiary or any pension, profit-sharing or similar plan of the Company, beneficially owns or has any right to acquire, directly or indirectly, any securities of the Company;
(ii) neither the Company nor, to the Company's knowledge, any of the persons or entities referred to above has effected any transaction in respect of the LYONs during the past 60 days and; (iii) the Company has not purchased any LYONs since January 1, 1995. Except as set forth in this Offer to Accept LYONs for Exchange for Cash, neither the Company nor, to its knowledge, any of the persons listed on Schedule I hereto is a party to any contract, arrangement, understanding or relationship, directly or indirectly, with any other person with respect to any securities of the Company. Except as set forth in this Offer to Accept LYONs for Exchange for Cash, neither the Company nor, to the Company's knowledge, any of the persons listed on Schedule I hereto or any of its affiliates has current plans or proposals which relate to or would result in any extraordinary corporate transaction involving the Company or any of its subsidiaries, such as the acquisition or disposition of securities of the Company, a merger, reorganization, liquidation or the sale or transfer of a material amount of assets (although the Company from time to time may consider various acquisition or divestiture opportunities), any change in its current Board of Directors or management, any material change in the present dividend rate or policy, indebtedness or capitalization, any material change in its business or corporate structure, any material change in its certificate of incorporation or by-laws, causing a class of its equity securities to become delisted from a national securities exchange or to cease to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association, causing a class of its equity securities to become eligible for termination of registration pursuant to the Exchange Act, the suspension of the Company's obligation to file reports pursuant to Section 13 or 15(d) of the Exchange Act, or any actions similar to any of the foregoing. Except as set forth in this Offer to Accept LYONs for Exchange for Cash, since January 1, 1995, there have been no contacts, negotiations or transactions between the Company or, to the Company's knowledge, any of the persons listed on Schedule I hereto or any of the Company's affiliates, on the one hand, and any third party, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets. See SPECIAL FACTORS-- Section 2 and THE EXCHANGE OFFER--Section 7.

     11. Certain Legal Matters; Regulatory Approvals. The Company is not aware of any license or regulatory permit that appears to be material to its business that might be adversely affected by its exchange of LYONs for cash pursuant to the Exchange Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the Company's exchange of LYONs for cash pursuant to the Exchange Offer. Should any such approval or other action be required, the Company currently contemplates that it will seek such approval or other action. The Company cannot predict whether it may determine that it is required to delay the acceptance for exchange of, or payment for, LYONs surrendered for exchange pursuant to the Exchange Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to the Company's business. The Company's obligations under the Exchange Offer to accept LYONs for exchange is subject to certain conditions. See THE EXCHANGE OFFER--Section 5.

     12. Certain Federal Income Tax Consequences. The following is a general summary of certain U.S. federal income tax considerations generally applicable to the Exchange Offer under current law. The general summary set forth below is based upon current laws, regulations, rulings and judicial decisions, all of which are subject to change, possibly with retroactive effect. The discussion below does not address all aspects of U.S. federal income taxation that may be relevant to particular Holders in the context of their specific investent circumstances or certain types of Holders subject to special treatment under such laws (e.g. financial institutions, tax-exempt organizations, foreign corporations and individuals who are not citizens or residents of the U.S.). In addition, the discussion does not address any aspect of state, local or foreign taxation.

     EACH HOLDER SHOULD CONSULT WITH SUCH HOLDER'S TAX ADVISOR IN DETERMINING THE FEDERAL, STATE, LOCAL AND ANY OTHER TAX CONSEQUENCES TO THE PARTICULAR HOLDER OF THE EXCHANGE OF LYONS PURSUANT TO THE EXCHANGE OFFER AND ANY

CHANGES IN APPLICABLE TAX LAWS SUBSEQUENT TO THE DATE HEREOF AND ANY PROPOSED LEGISLATION.

     In general, a Holder will recognize gain or loss on the exchange of LYONs for cash pursuant to the Exchange Offer equal to the difference, if any, between the Holder's tax basis in the LYONs and the cash received by the Holder upon such exchange. The Holder's tax basis will be, in general, the Holder's original cost for the LYONs increased by any market discount and original issue discount previously included in income by the Holder during the period the LYONs are held by the Holder. Such gain or loss generally will be capital gain or capital loss if the LYONs are held as a capital asset, and the capital gain or capital loss will be long-term if the Holder's holding period for the LYONs is more than one year on the sale date. However, in the case of a Holder who acquired LYONs at a market discount within the meaning of Sections 1276 and 1278(a)(2) of the Internal Revenue Code of 1986, as amended, gain recognized upon the exchange of such LYONs for cash will constitute ordinary income to the extent of the accrued market discount not previously included in the Holder's income.

     Certain foreign Holders may be subject to United States federal withholding tax with respect to the LYONs. See THE EXCHANGE OFFER--Section 4.

     13. Extension of the Surrender Period; Termination; Amendments. The Company expressly reserves the right, in its sole discretion, at any time or from time to time and regardless of whether or not any of the events set forth in THE EXCHANGE OFFER--Section 5 shall have occurred or shall be deemed by the Company to have occurred, to extend the period of time during which the Exchange Offer is open and thereby delay acceptance for exchange of any LYONs by giving oral or written notice of such extension to the Depositary. During any such extension, all LYONs previously surrendered for exchange and not exchanged or withdrawn will remain subject to the Exchange Offer, except to the extent that such LYONs may be withdrawn as set forth in THE EXCHANGE OFFER--Section 3. The Company also expressly reserves the right, in its sole discretion, to terminate the Exchange Offer and not accept for exchange any LYONs not theretofore accepted for exchange upon the occurrence of any of the conditions specified in THE EXCHANGE OFFER--Section 5 by giving oral or written notice of such termination to the Depositary and making a public announcement thereof. Any delay by the Company of payment of Exchange Offer consideration for LYONs which it has accepted for exchange is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that the Company must pay the consideration offered or return the LYONs surrendered for exchange promptly after termination or withdrawal of an exchange offer. Subject to compliance with applicable law, the Company further reserves the right, in its sole discretion, and regardless of whether or not any of the events set forth in THE EXCHANGE OFFER--Section 5 shall have occurred or shall be deemed by the Company to have occurred, to amend the Exchange Offer in any respect (including, without limitation, by decreasing or increasing the consideration offered in the Exchange Offer upon exchange of LYONs or by decreasing the number of LYONs being sought in the Exchange Offer). Any extension, termination or amendment to the Exchange Offer will be followed by public announcement thereof, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Any public announcement made pursuant to the Exchange Offer will be disseminated promptly to Holders in a manner reasonably designed to inform Holders of such change. Without limiting the manner in which the Company may choose to make a public announcement, except as required by applicable law, the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service.

     If the Company materially changes the terms of the Exchange Offer or the information concerning the Exchange Offer, the Company will extend the Exchange Offer to the extent required by applicable law. The minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. The SEC has stated that, as a general rule, it is of the view that an offer should remain open for a minimum of five business days from the date that notice of such a material change is first published, sent or given. If (i) the Company increases or decreases the consideration offered upon exchange of LYONs or the Company decreases the number of LYONs being sought and (ii) the Exchange Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given, the Exchange Offer will be extended until the expiration of such period of ten business days.

     14. Fees and Expenses. Bear, Stearns & Co. Inc., is acting as Dealer Manager for the Company in connection with the Exchange Offer. The Dealer Manager will receive reasonable and customary compensation for its services, will be reimbursed by the Company for its reasonable out-of-pocket expenses, including attorneys' fees, and will be indemnified against certain liabilities in connection with the Exchange Offer, including liabilities under the federal securities laws. The Dealer Manager has provided, and continues to provide investment banking and other financial advisory services to the Company in the ordinary course of its business.

     The Depositary and the Information Agent will each receive reasonable and customary compensation for their services in connection with the Exchange Offer, will also be reimbursed for certain out-of-pocket expenses, and will be indemnified against certain liabilities in connection with the Exchange Offer, including certain liabilities under the federal securities laws. None of the Dealer Manager, the Depositary nor the Information Agent has been retained to make solicitations or recommendations in connection with the Exchange Offer. As of May 21, 1997, the Dealer Manager held approximately $1,435,000 million in aggregate principal amount of LYONs and intends to surrender all such LYONs for exchange in the Exchange Offer.

     Estimated fees and expenses incurred or to be incurred by the Company in connection with the Exchange Offer are approximately as follows:

Legal fees and expenses....................................... $  150,000
SEC filing fee................................................ $   38,541
Depository fee................................................ $    1,000
Dealer Manager and Information Agent fees....................  $  700,000(1)
Printing and mailing fees..................................... $   75,000
Miscellaneous expenses........................................ $   35,459
                                                               ----------
     Total.................................................... $1,000,000
                                                               ----------
                                                               ----------

------------------
(1) Assumes all outstanding LYONs are exchanged for cash in the Exchange Offer.

     The Company will not pay fees or commissions to any broker, dealer, commercial bank, trust company or other person (other than fees to the Dealer Manager) for soliciting the surrender of LYONs pursuant to the Exchange Offer. The Company will, however, on request, reimburse such person for customary handling and mailing expenses incurred in forwarding materials in respect of the Exchange Offer to the beneficial owners for which they act as nominees. No such broker, dealer, commercial bank or trust company has been authorized to act as the Company's agent for purposes of this Exchange Offer. The Company will pay (or cause to be paid) any transfer taxes on the exchange of LYONs for cash pursuant to the Exchange Offer, except as otherwise provided in Instruction 6 of the Letter of Transmittal. Other than as described above, no fees will be paid to brokers, dealers or others by the Company in connection with the Exchange Offer.

     15. Miscellaneous. The Company 10-Qs , the Company 10-K, the Coleman 10-Qs and the Coleman 10-K have been filed with the SEC. Written requests for such documents should be addressed to: Investor Relations, Coleman Worldwide Corporation, 1767 Denver West Boulevard, Golden, Colorado 80401, in the case of documents filed by the Company, or to Investor Relations, The Coleman Company Inc., 1767 Denver West Boulevard, in the case of documents filed by Coleman. Telephone requests may be directed to the Corporate Secretary, at (303) 202-2400, in the case of documents filed by the Company or Coleman.

     The Company and Coleman are each subject to the informational requirements of the Exchange Act, and in accordance therewith, file reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the SEC's regional offices located at 7 World Trade Center, 13th Floor, Suite 1300, New York, New York 10048 and Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material may also be obtained by mail from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Such information may also be accessed electronically by means of SEC's home page on the Internet (http://www.sec.gov.). In addition, such reports, proxy statements and other information concerning the Company and Coleman can be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005, on which exchange certain securities of the Company and Coleman are listed. The Company has also filed a
Schedule 13E-4 and a Schedule 13E-3 with the SEC. These documents contain additional information with respect to the Exchange Offer. Such Schedules and certain amendments thereto may be examined and copies may be obtained at the same places and in the same manner as set forth above (except that such Schedules may not be available in the regional offices of the SEC).

     The Company is not aware of any jurisdiction in which the making of the Exchange Offer would not be in compliance with the laws of such jurisdiction. To the extent that the Company becomes aware that the making of the Exchange Offer in any given jurisdiction would not be in compliance with applicable law, the Company will make a good faith effort to comply with such law. If, after such good faith effort, the Company cannot comply with any such law, the Exchange Offer will not be made to (nor will surrenders for exchange be accepted from or on behalf of) Holders residing in such jurisdiction. The Exchange Offer is not being made to, nor will surrenders for exchange be accepted from, or on behalf of, Holders in any jurisdiction in which the making or acceptance of the Exchange Offer would not be in compliance with the laws of such jurisdiction.

                                          COLEMAN WORLDWIDE CORPORATION

May 23, 1997

                                                                      SCHEDULE I
                    INFORMATION CONCERNING THE DIRECTORS AND
                       EXECUTIVE OFFICERS OF THE COMPANY

     Directors and Executive Officers of the Company. Set forth below is the name, current business address, citizenship and the present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each director and executive officer of the Company. Unless otherwise indicated, each person identified below is employed by the Company. Directors are identified by an asterisk. Each such person is a citizen of the United States.

NAME AND PRINCIPAL                                 PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT
BUSINESS ADDRESS                                        AND FIVE-YEAR EMPLOYMENT HISTORY
------------------------------  ---------------------------------------------------------------------------------
Ronald O. Perelman* ..........  Director and Chairman of the Board of Directors of the Company since its
MacAndrews & Forbes             formation in 1993 and has been Chairman of the Board of Directors and Chief
Holdings Inc.                   Executive Officer of Mafco Holdings Inc. ('Holdings') and MacAndrews & Forbes
35 East 62nd Street             Holdings Inc. ('MacAndrews Holdings'), diversified holding companies, and various
New York, NY 10021              affiliates for more than the past five years. Mr. Perelman is also Chairman of the Board of Directors of Andrews Group Incorporated ('Andrews Group'),
                                Consolidated Cigar Holdings Inc. ('Cigar Holdings '), Mafco Consolidated Group
                                Inc. ('Mafco Consolidated'), Meridian Sports Incorporated ('Meridian') and M & F
                                Worldwide Corp. ('M & F'), and Mr. Perelman is the Chairman of the Executive
                                Committees of the Boards of Marvel Entertainment Group, Inc. ('Marvel'), Revlon
                                Consumer Products Corporation ('Revlon Products'), Revlon, Inc. ('Revlon') and
                                Coleman. Mr. Perelman is also a Director of the following corporations which file reports pursuant to the Exchange Act: Andrews Group, Coleman, Coleman Holdings
                                Inc., Cigar Holdings, Consolidated Cigar Corporation ('Cigar Corp.'), California
                                Federal Bank, A Federal Savings Bank ('CalFed'), The Cosmetic Center Inc.
                                ('Cosmetic Center'), First Nationwide Holdings Inc. ('First Nationwide
                                Holdings'), First Nationwide (Parent) Holdings Inc. ('First Nationwide Parent'),
                                Mafco Consolidated, Marvel, Marvel III Holdings Inc. ('Marvel III'), Marvel
                                (Parent) Holdings Inc. ('Marvel Parent'), Meridian, M & F, Pneumo Abex
                                Corporation ('Pneumo Abex'), Revlon Worldwide Corporation ('Revlon Worldwide'),
                                Revlon, Revlon Products and Toy Biz, Inc. ('Toy Biz'). (On December 27, 1996,
                                Marvel Parent, Marvel III and Marvel and several of its subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the United States
                                Bankruptcy Code.)

Donald G. Drapkin* ...........  Director of the Company and Coleman Holdings since their respective formations
MacAndrews & Forbes             and of Coleman since 1989. He has been Vice Chairman and a Director of MacAndrews
Holdings Inc.                   Holdings and various of its affiliates since 1987. Mr. Drapkin is also a Director
35 East 62nd Street             of the following corporations which file reports pursuant to the Exchange Act:
New York, NY 10021              Algos Pharmaceutical Corporation, Andrews Group, Cigar Holdings, Consolidated
                                Cigar, Marvel, Marvel Parent, Marvel III, Revlon Products, Revlon, Revlon
                                Worldwide, Toy Biz and VIMRx Pharmaceuticals Inc. Mr. Drapkin was a partner in the law firm of Skadden, Arps, Slate, Meagher & Flom for more than five years prior to March 1987. (On December 27, 1996, Marvel Parent, Marvel III and Marvel
                                and several of its subsidiaries filed voluntary petitions

                                for reorganization under Chapter 11 of the United States Bankruptcy Code.)

                                     S-I-1

NAME AND PRINCIPAL                                 PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT
BUSINESS ADDRESS                                        AND FIVE-YEAR EMPLOYMENT HISTORY
------------------------------  ---------------------------------------------------------------------------------
Irwin Engelman ...............  Executive Vice President, Chief Financial Officer and Treasurer of the Company
MacAndrews & Forbes             and Coleman Holdings since February 1997 and has been Executive Vice President,
Holdings Inc.                   Chief Financial Officer and Director of Holdings and MacAndrews Holdings,
35 East 62nd Street             diversified holding companies, and various affiliates since 1992. Mr. Engelman
New York, NY 10021              was Executive Vice President and Chief Financial Officer of GAF Corporation, a
                                specialty chemical and building materials company, from 1990 to 1992. Mr.
                                Engelman was President and Chief Operating Officer of Citytrust Bancorp Inc. from
                                1988 to 1990; Executive Vice President of the Blackstone Group LP from 1987 to
                                1988; and Executive Vice President of General Foods Corporation for more than five years prior to 1987. (On December 27, 1996, Marvel Parent and Marvel III, of
                                which Mr. Engelman is an executive officer, filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code.)
Jerry W. Levin* ..............  Director of the Company and Coleman Holdings since March 14, 1994. He has been a
The Coleman Company, Inc.       director of Coleman since 1989 and served as Chairman of the Board of Coleman
625 Madison Avenue              until October 1990. Mr. Levin has been Chairman of the Board of Coleman and
New York, NY 10022              Chief Executive Officer of Coleman since February 1997. Mr. Levin has been
                                Chairman of the Board of Revlon and of Revlon Products since November 1995 and a
                                Director of Revlon and Revlon Products since their respective formations in 1992 until November 1995. Mr. Levin has been Executive Vice President of MacAndrews
                                Holdings since March 1989. For 15 years prior to joining MacAndrews Holdings, he held various senior executive positions with The Pillsbury Company. Mr. Levin is also a Director of the following corporations which file reports pursuant to the
                                Exchange Act: Cosmetic Center, Ecolab, Inc., First Bank System, Inc., Meridian,
                                Revlon, Revlon Products and Revlon Worldwide.
Barry F. Schwartz ............  Executive Vice President and General Counsel of the Company and Coleman Holdings
MacAndrews & Forbes             since September 1994 and Executive Vice President and General Counsel of Holdings
Holdings Inc.                   and MacAndrews Holdings, a diversified holding company, and various affiliates
35 East 62nd Street             since 1993 and was Senior Vice President of Holdings and MacAndrews Holdings from
New York, NY 10021              1989 to 1993. (On December 27, 1996, Marvel Parent and Marvel III, of which Mr.
                                Schwartz is an executive officer, filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code.)
Bruce Slovin* ................  Director of the Company and Coleman Holdings since their respective formations
MacAndrews & Forbes             and of Coleman since February 1993 and President of Coleman Holdings and the
Holdings Inc.                   Company since August 1, 1995. He has been President of MacAndrews Holdings, a
35 East 62nd Street             diversified holding company, and various affiliates for more than the past five
New York, NY 10021              years. Mr. Slovin is a Director of the following corporations which file reports pursuant to the Exchange Act: Andrews Group, Cantel Industries, Inc., Meridian,
                                Continental Health Affiliates, Inc., Infu-Tech, Inc. and M & F.

                                     S-I-2

                                                                     SCHEDULE II
                      CERTAIN TRANSACTIONS INVOLVING LYONS

     The following table sets forth certain information concerning exchanges of LYONs for cash pursuant to the terms of the Indenture since January 1, 1995.

                                                                                     RANGE OF PRICES
                                                                                        PER $1000
                                                                                     PRINCIPAL AMOUNT
                                                                      PRINCIPAL        AT MATURITY        WEIGHTED
                                                                        AMOUNT      ------------------    AVERAGE
                                                                      PURCHASED       LOW       HIGH       PRICE
                                                                      ----------    -------    -------    --------
1995
  First Quarter....................................................   $3,045,000    $294.49    $311.18    $295.04
  Second Quarter...................................................           --         --         --         --
  Third Quarter....................................................           --         --         --         --
  Fourth Quarter...................................................           --         --         --         --

1996
  First Quarter....................................................   $  375,000    $320.99    $357.31    $347.17
  Second Quarter...................................................           --         --         --         --
  Third Quarter....................................................           --         --         --         --
  Fourth Quarter...................................................           --         --         --         --

1997
  First Quarter....................................................           --         --         --         --
  Second Quarter...................................................           --         --         --         --

                                     S-II-1

     Facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, certificates for LYONs and any other required documents should be sent or delivered by each Holder or such Holder's broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below.

                   The Depositary for the Exchange Offer is:

                        FIRST TRUST NATIONAL ASSOCIATION

               By Mail:                        Facsimile Transmission:              By Hand or Overnight Courier:
   First Trust National Association                 (612) 244-1537                 First Trust National Association
      Corporate Trust Depositary                                                         180 East 5th Street
            P.O. Box 64485                                                                 4th Floor Window
       St. Paul, MN 55164-9549                                                            St. Paul, MN 55101
        Attn: Corporate Trust                                                           Attn: Corporate Trust

     Any questions or requests for assistance or for additional copies of this Offer to Accept LYONs for Exchange for Cash, the Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Information Agent at the telephone numbers and addresses below. You may also contact the Dealer Manager or your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Exchange Offer. To confirm your delivery of your LYONs, you are directed to contact the Depositary.

                The Information Agent for the Exchange Offer is:

                               KISSEL-BLAKE INC.
                          110 Wall Street, 11th Floor
                            New York, New York 10005

                                Call Toll Free:
                                 1-800-554-7733

                            Banks and Brokers call:
                                  212-344-6733
                                 (call collect)

                 The Dealer Manager for the Exchange Offer is:

                            BEAR, STEARNS & CO. INC.
                                245 Park Avenue
                            New York, New York 10167
                                 (212) 272-4054
                                 (call collect)